Pricing Supplement No. 6                         Rule 424(b)(3)
Dated November 14, 1997                       File No.333-34029

(To Prospectus dated August 26, 1997 and
 Prospectus Supplement dated November 5, 1997)

INGERSOLL-RAND COMPANY
Medium-Term Notes, Series B, Due Nine Months or More from Date of Issue - Fixed Rate

Trade Date:                         November 14, 1997
Principal Amount:                         $50,000,000
Issue Price:                                  100.00%
Selling Agent's Commission:                     0.55%
Interest Rate:                                 6.230%
Interest Payment Date(s):         May 15, November 15
Interest Payment Commencing Date:         May 15,1998
Stated Maturity:                    November 19, 2027
Original Issue Date:                November 19, 1997
Net Proceeds to Issuer:                   $49,725,000
Regular Record Date(s):             May 1, November 1
CUSIP NO.:                                 45686X CE1
Name of Trustee:                 The Bank of New York

Form:         [x]  Book-Entry Note
              [ ]  Certified Note

Redemption:   [x]  The Notes cannot be redeemed prior to
                   maturity
              [ ]  The Notes may be redeemed prior to maturity

  Initial Redemption Date:
  Initial Redemption Price:  $ -
  Annual Redemption Price Reduction:  $ -

Repayment:    [ ]  The Notes cannot be repaid prior to
                   maturity
              [x]  The Notes can be repaid prior to
                   maturity at the option of the holder

  Repayment Price:  100.00%
  Repayment Date:  November 19, 2003 and each anniversary date thereafter
  Amortizing Note: [ ]  Yes
                   [x]  No

  Basis for formula for amortization:

Discount Note:     [ ]  Yes
                   [ ]  No

  Total Amount of Original Issue Discount ("OID"):
  Original Yield to Maturity:
  Initial Accrual Period OID:
  Method Used to Determine Yield for Initial Accrual Period:
                   [ ]  Approximate    [ ]  Exact

Capacity:          [x]  Agent          [ ]  Principal

If as principal:  [ ]   The Notes are being offered at
                        varying prices related to prevailing
                        market prices at the time of resale.

                  [ ]   The Notes are being offered at a
                        fixed initial public offering price
                        [     ]% of Principal Amount.
                        The Notes are being reoffered to
                        dealers with a reallowance not to
                        exceed [ ]% of the discount.

Special Provision:


Agents:
              SALOMON BROTHERS INC.               $24,000,000
              MERRILL LYNCH & CO.                 $12,500,000
              CHASE SECURITIES INC.               $ 1,000,000
              J. P. MORGAN & CO.                  $12,500,000